Exhibit 99.2

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

AXESSTEL

Moderator: David Morash

August 5, 2004

12:00 pm CT

Operator:	Good afternoon. My name is (Latasha) and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Axesstel Second Quarter Fiscal Year 2004 Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

I would now like to turn the call over to Mr. Collins with CCG Investor Relations.

Sean Collins:	Good morning or good afternoon everyone depending on where you are located in the country. My name is Sean Collins, a partner with CCG Investor Relations, the company’s investor relations counsel.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

This morning Axesstel issued a press release outlining its results for the second quarter and six months of fiscal 2004 .If you don’t have a copy of that you can call our office or retrieve it online. Our office number is 818-789-0100.

In a few moments you’ll get to hear from and have an opportunity to ask questions of the company’s management team. Now let me remind you that during the course of this conference call, management may state beliefs and/or make projections or other forward-looking statements regarding future events and the future financial performance of the company.

We wish to caution you that such statements are just projections and expectations and that actual events or results may differ materially. I refer you to the Safe Harbor Statement that’s included in today’s press release and to the company’s annual report on Form 10-K and other documents filed with the SEC.

With that said, we can begin. So it is now my pleasure to turn the call over to the management team, Mike Kwon, the Chairman and CEO, Dave Morash, the President and COO, and Alireza Saifi, Vice President of Finance.

Dave, you can begin.

David Morash:	Thanks very much Sean. Welcome everybody to our second quarterly conference call. I want to welcome any new investors. Obviously we’ve had a lot of activity in the stock so I’m hopeful that we have some new investors on the line today as well to bring you up to speed on Axesstel and the new Axesstel if you will over the last six months and what we’ve been doing and what our plans are.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

We certainly have made a lot of changes and a lot of positive events in the company. And we are going to try and describe those to you this morning.

I’d like to - I will introduce and turn the call over in a minute to Alireza Saifi who is our Vice President of Finance. He was formerly with and - with CCG and has been a security analyst and consultant with several prominent firms.

We are building a team. We’ve got Pat Gray here who formerly was controller of REMEC, Helen Chao is a general counsel has just recently joined us. We switched over to Gumbinger as our auditor last September and we’ve added (Sheppard Mullin) as our outside counsel recently, trying to spend a fair amount of time and effort on making sure that your company is fully in compliance with all of the most recent rules and regulations and is operating properly as a public company.

I might mention that the reason that Alireza is here is that John Chough decided to leave the company. And he actually did leave for family reasons. His wife decided to go back to Columbia Business School in New York. And he and the family are in the process of moving back there as we speak. As a result I have become the interim CFO and obviously we’ll make plans as to what we’re going to do with that position going forward.

Right now let me turn the call over to Alireza who will provide the financial overview.

Alireza Saifi:	Thanks Dave. Depending on what part of the world you’re at, good morning, good afternoon everyone. Welcome to the new Axesstel. I am extremely excited to be a part of a world class team and a growing company with a huge market opportunity. As Dave mentioned, we are a new company with a new business model, different set of customers and a different growth market than we had a year ago.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

So in reviewing our financial performance, I will provide some comparisons with this year’s first quarters to show your growth within - to show our growth within the context of the new Axesstel.

The second quarter of 2004 was a good quarter as expected and has set the path for our future growth. We reached the high end of our revenue guidance for the quarter.

Results achieving force our expectations to improve our second half product unit costs. Production revenues grew strongly and the company is reaching the production run rate that will lead profits in the future quarters.

Our net revenues for the second quarter 2004 were $7.9 million, an increase of 59% over second quarter 2003 revenue of $4.9 million. This is a substantial increase of first quarter 2004 revenue of $429,000.

For our six month ending period June 30, 2004, our net revenue was $8.3 million versus $8.2 million for the same period a year ago. Please keep in mind that our comparable fixed wireless revenue for the six month period of 2003 totaled $2.1 million. This is a significant increase and a great accomplishment for us.

I stated earlier our revenues are now from the sale of our fixed wireless products as opposed to engineering services that were a substantial portion of our operation during last year. The second quarter increase in production revenue was due to our ability to ramp our production line and to deliver our purchase orders received from BellSouth, TeleCard and (Positela) services which we began shipping in second quarter this year.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

For the second quarter 2004 our net operating income was a loss of $1.5 million versus net operating income of $325,000 for second quarter 2003. Comparing sequentially, our net operating loss for the first quarter 2004 was $2.3 million. This represents a path for our future improvement.

Sequentially net operating income for the six month period ending June 30, 2004 was a loss of $3.9 million versus $1.6 million net income for second quarter 2003.

Net loss per share for second quarter 2004 was 12 cents versus 3 cents per share net income for second quarter of 2003 .The second quarter 2004 earnings per share results is an improvement when compared sequentially to first quarter 2004’s net loss of 18 cents per share. For the six month ending June 30, 2004 our net loss per share was 30 cents versus 16 cents per share net income for the same period a year ago.

Our gross profit for second quarter 2004 was $977,000 or 12% - 12.4% versus $2 million or 39.3% of revenue for second quarter 2003. This comparison also involves the discontinued engineering services results, which carried high margins than product sales.

Sequentially the second quarter of 2004 margins was 12.4% compared with first quarter gross margins of 19.4%. While this (unintelligible) agreement will put pressure on our margins in the second half the year, we expect our unit costs to improve as we continue to lower our bill of material and explore options to reduce our manufacturing costs. The same qualifier that we have been stressing (unintelligible) six month comparison as it pertains to the phase out of higher margin engineering services revenues.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

Our SG&A expenses for the second quarter 2004 was $1.6 million versus $1.3 million in second quarter 2003. Comparing sequentially our SG&A expenses for first quarter 2004 was $1.7 representing a slight decrease in SG&A expenses for second quarter 2004. For the six month ending June 30, 2004, our SG&A expenses was $3.4 million versus $1.9 million for the same period a year ago.

Our R&D expenses for the second quarter 2004 was $894,000 versus $374,000 in second quarter 2003. Sequentially our revenue expenses were approximately $230,000 more than first quarter 2004.

This increase partially - is partially due to our efforts to invest in future high margin products. Additionally last year, because of our engineering contract, some of our - some of the unrelated labor costs now included in the R&D were included in cost of goods sold.

For the six month ending June 30, 2004, our R&D expenses were $1.6 million versus $439,000 for the same period a year ago. Again this was directly correlated to our efforts to invest in future high margin products, production capabilities and the inclusion of engineering services and cost of good sold in 2003.

The important take away from these figures is that in the early stage of an order such as those we have received from TeleCard, BellSouth and Tata Teleservices, they are production start up costs that can negatively impact our margins. In subsequent quarters of such a ramp up we expect the volumes achieved to improve the margins.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

Once large production projects are firmly in place, we achieve economies of scale on bill of materials for raw materials and components. And we expect those economies of scale to reduce our cost of goods sold overall. In the third quarter we expect to see an improvement of bill of materials based on large production volumes with a full benefit appearing in fourth quarter of 2004.

With regard to our balance sheet items, our cash and cash equivalents at the end of second quarter 2004 totaled $1.5 million versus $376,000 at December 31, year-end 2003. The company experienced a net operating cash outflow because of the loss in second quarter 2004. The outflow and other capital expenditures were covered by the financings totaling over $6 million that has been arranged over the last six months.

It is important to note even though we are experiencing rapid growth, we have very limited requirements for working capital. Our accounts receivables are secured by letters of credit and our manufactured WNC makes the component purchases and is repaid through the LCs. Because we manufacture to order we do not maintain inventory. All other balance sheet items were in line with management’s expectations.

For anyone who hasn’t followed the Axesstel stories until now it is important to point out how our revenue recognition policies work. We recognize those upon passage of title from our manufacturer WNC to local Taiwanese freight forwarders representing our customers.

At this time I would like to thank everyone for listening and to turn the call to David Morash where he will discuss Axesstel’s accomplishments, market trends and future milestones. Dave?

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

David Morash:	Thanks Alireza. Let me give you a little bit of an understanding of our game plan. Axesstel’s new strategy started in January. Since then we have been very successful at building both demand for the product and the capacity to manufacture the product. The next step is to drive down production costs using our new purchasing power. It is crucial for our longer-term strategy to be a low cost producer.

At the same time we are bringing out new products to increase the margins and profitability by increasing pricing. Let me go over some recent milestones during the quarter.

All of us were present at the AMEX bell ringing. It was quite an event for Axesstel as we got listed on AMEX with the symbol AFT.

Other things that happened during the quarter, we signed a significant agreement with BellSouth. As we discussed in our first quarter conference call, under this agreement with Bell South, Axesstel will supply ten of its carriers in Latin America with custom configured models of Axesstel’s CDMA2000 1X advanced fixed wireless desktop phone terminal.

The carrier is operated in Argentina, Chile, Columbia, Ecuador, Guatemala, Nicaragua, Panama, Peru, Uruguay and Venezuela. The agreement is a prime example of the growth potential of this company. Those nations covered under the agreement have 184 million residents, only about 13% of those 184 million people are estimated to have access to conventional phone service. And approximately 5.2% of those subscribers are cell phone users.

On April 19 we launched two new CDMA 450 megahertz phones. As part of the launch Lixin Cheng spoke in June on the developments in CDMA2000 devices at Latin American Regional Conference, which was attended by all

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

the major providers and previously spoke in China at the first ever 450 megahertz worldwide conference. These conferences provided excellent networking and exposure for our new product, which we feel will add significantly going forward to our sales.

On April 28, in a - an extremely major announcement, I was named President as addition to the Chief Operating Officer, which obviously shows how smart Mike is.

On May 3, AMEX listing approved and we began trading as AFT. I would say that this is one of the first steps in a multiprong attack to increase liquidity in the stock and provide shareholder value. On May 28 in another step to provide ongoing liquidity, we filed a Form S-3 to register previously unregistered shares and that went effective on the 28th.

The registration statement was amended by a pre-effective amendment filed on May 28. The shareholders included in this filing related to the financing transactions that we did the January 2004 common stock and warrant financing in which Axesstel raised $2.72 million in gross proceeds coupled with the convertible term note financing in which Axesstel raised $1 million in gross proceeds and the March 2004 convertible term note and warrant financing in which Axesstel raised $3 million in gross proceeds.

Axesstel will not receive any proceeds from any of the resale of the - by the selling security holders regarding that. However, Axesstel may receive up to $2.2 million in additional gross proceeds if all the warrants to purchase the common stock included in the registration statements are exercised in full by the selling security holders. And in fact, Axesstel during the second quarter received $860,000 through the exercise of warrants by two of the holders.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

Perhaps the most important item of the quarter as referred to in our prior conference call was the - was that Axesstel won a large supply agreement with a leading India telecom provider, Tata Teleservices. Axesstel won this business in open competition against major competitors, winning on the combination of reliability, features and pricing. With the Tata Teleservices agreement, shipments began in June, only two months after we signed a letter of understanding with Tata and we will be up to full production in August.

WNC, our manufacturing partner, did a great job of ramping up production and installing new lines and obtaining new suppliers. Formal - the formal contract for the balance of ‘04 and the first half of ‘05 is under negotiation. Our revenues will accrue in the third quarter of ‘04 and through ‘05.

Let me go into a little bit of the strategy for this contract. This contract is a lower margin contract but a very high volume agreement. Our strategy is to use the contract to drive down our bill of materials or BOM for all of our products creating a barrier to entry for smaller players who do not have the same purchasing power.

Additionally the contract will contribute substantially to covering our operating expenses. Further, it gives us great credibility with other carriers that we can supply large volumes and begin to build a pipeline for our future products.

Projections in the press release were for revenues of up to $45 million trough the end of this year based upon firm purchase orders and based upon signing of the agreement et cetera, a similar run rate for next year.

It is interesting to note that Tata recently did a press release that says that they sold over 130,000 units - fixed wireless units in the month of June alone and

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

that that brings them up to almost 1 million fixed wireless units to date. Obviously they are very successful - they are being very successful in their local market.

The Tata agreement is also part of our long-term strategy to target the BRIC countries. B R I C — Brazil, Russia, India and China. Let me switch for a second - I might also mention that we made an announcement regarding Axess Telecom and a dispute and lawsuit during the quarter.

We have initiated a lawsuit against Axess Telecom in Korea to stop using our Korean registered trademark. Regarding any potential suit they may bring against us, we believe we have strong defenses against any claims that they may bring and intend to defend ourselves vigorously. No impact on company finances or its intellectual property portfolio is foreseen at this time. And we’ll keep you up to date on those developments.

Since the end of the quarter, we’ve had some very interesting developments in China. We’ve signed a cooperative agreement with Panda. Let me go through some of the highlights of that.

It was announced on July 16, which is a cooperation agreement with Nanjing Panda Communication Development Company, under which Axesstel will supply its - our leading edge CDMA products to the Chinese market.

The discussions we’ve had this weekend with our chairmen during those discussions it’s clear that there are a number of ways that this agreement might be expanded over the medium-term to allow Axesstel access to the all important China market in conjunction with this major China electronics manufacturer.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

In the initial phase of this non-binding agreement, Axesstel CDMA products and technical support will be sold in China by Panda under their brand name. Panda will supply GSM products and technical support to Axesstel for Axesstel to market outside of China under the Axesstel brand name.

While we believe that CDMA is likely - is highly competitive with the GSM standard, we also believe that there will - there is still some worthwhile - there is certainly some worthwhile business to be won on the GSM arena. And we’re pleased and proud to be working with Panda on pursuing it.

Axesstel and Panda have also agreed to pursue other avenues of cooperation and future phase of this relationship. Obviously the China market is the world’s biggest large population plus low penetration of either conventional or mobile phone, but a rapid rate of economic growth and industrialization. We feel we have found the right partner to work with in exploring this explosive marketplace where partnerships are very important to success.

The Panda agreement is really in its first stage at this point and it’s really too soon to forecast an impact on our financial performance other than to say that we believe it will be significant in the future.

As demand - as our demand picture brightens and clarifies, we are prepared to provide an update to our financial guidance for the balance of ‘04. Obviously there is a potential for unseen problems in obtaining supplies or ramping up production, which may delay these revenues.

But with that said, we now have expectations for $15 to $20 million in revenues for the third quarter. As production ramp up reaches full speed later in the year we would expect fourth quarter revenues to range between the $20 and $25 million. So for the second half of 2004, doing the arithmetic brings us to revenue expectations of $35 to $45 million. We further expect that as these orders mature we will achieve a profit in the fourth quarter.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

I’d like to stress a few points related to margins. We have already discussed our strategy for bringing down our BOM and increasing our gross margin. This puts short-term pressure on margins as up to 80% of Q3 is projected to come from Tata. However, we are seeing improvement in the gross margin for each of the individual contracts.

Regarding our operating expenses and net operating margin, one thing is that by our calculations our operating - we are operating leaner than some of our leading competitors.

Secondly, our shift from engineering services to production has involved changes of management and engineering personnel and we’ve made some payments for some fairly high level personnel who have left the company. This has had a temporary impact on margins and will be at - also we will be adding three key salespeople with strong backgrounds from major competitors, plus a few key executives including Alireza and the others that I’ve talked about.

But the third point on margins is that we have a basic infrastructure for growth well established now. We should not need to add to staff significantly in the near future in order to grow our business. That means that our operating expenses have been running roughly $2- 1/4 million per quarter - $2- 1/2 million per quarter, excuse me. And we expect that that level or slightly higher is reasonable for the near-term.

The business building we have done in recent months is paying off on a scaleable model for sustainable growth. We can forecast significant year-over-

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

year growth even if we don’t bring any new additional business this year. But based on discussions we’re having right now, we have every expectation of either additional orders from existing customers or new business from new customers or both to be announced before the year-end.

Looking ahead on product front, we are working on CDMA, EV-DO terminal intended to serve markets where data as well as voice capabilities are important. The same customers we now serve with CDMA products are prime candidates to also place purchase orders for EV-DO products and development.

But this initiative may open some new additional markets both in the US and internationally. We expect to roll out the new EV-DO products in September. I might add that the new products will temporarily increase our R&D spending about $100,000 to $200,000 per quarter for prototypes and related expenditures.

On the financing front, we are in the early negotiations to potentially do a secondary offering of stock later in the year. The purpose of doing this would be primarily to increase the liquidity in our stock, which we intend to increase its appeal to a wider range of institutional and individual investors. Secondly, to gain analyst coverage and thirdly to gain trading support for the stock. Again all part of our multipronged approach to try and assist in increasing the value of your holdings.

Should we proceed with the plans for a secondary it would probably happen in the fourth quarter of ‘04. Obviously all of this is dependent upon any sort of SEC review et cetera.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

The potential secondary offering along with the recent registration of previously unregistered shares, our successful application to trade on AMEX, our plans to present our story to some select investment houses and our related outreach into the investment community in general all reflect our desire to translate our internal growth into stronger shareholder value.

We have made substantial progress internally on enhancing our internal growth - our internal controls and reporting. In that regard we will be filing a revision to our most recent 10-K and Q to increase disclosure and accuracy of our filings. We will not be restating any financials as a result of those - of that refilling.

Let me segue now to the operator. And we’d be happy to answer any questions that you might have.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Kevin Dedee with Merriman.

Kevin Dedee:	Good afternoon or good morning, depending on where you are in the country.

David Morash:	Thanks Kevin.

Kevin Dedee:	Congrats on the great results Dave.

David Morash:	Thank you.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

Kevin Dedee:	A couple questions for you. Can you just talk about these agreements you have — TeleCard, BellSouth and Tata? Let us know if they are exclusive. And obviously we know - we have a fair size on Tata. Can you give us - can you quantify to the best of your ability what you think TeleCard and BellSouth might bring you this year?

David Morash:	Yeah, each contract is a little bit different. So for instance there are actually two TeleCard agreements. One is a little over a $6 million agreement. And that relates to basically a pay phone service in Pakistan. And we’ve been shipping on that.

And, you know, we think that the $6 million number is, you know, reasonable I guess for a one-year period order of magnitudes. The $10 million agreement has not actually been activated if you will because they have not yet received their license to sell to - to sell into homes.

However we have just recently received the first purchase order under that contract. So that is just beginning at this point. And we basically have no reason to believe it’s not somewhere in the, you know, in the $10 million a year range depending obviously on their ramp up.

BellSouth - the BellSouth agreement is for a minimum of $10 million. That agreement is probably ramped up a little slower than we would have thought initially because BellSouth is in the process of selling those properties to TeleFonica. We have - we are establishing our relationships with each of the local carriers and believe that the sale ultimately will not have any impact on us.

But you know, we think that that - that we certainly believe that the minimum will be hit on the $10 million and as I say, Venezuela, which is the largest

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

player, really only started ramping up at the end of the second quarter. And there are others that have yet to start ramping up. So we see, you know, we could easily see some growth in that beyond the $10 million.

In terms of Tata they have placed a firm purchases orders for this year for amounts close to $45 million. The issue on that contract is purely going to be, you know, will be as with any supplier is how well are they selling the product in their own home market. It sounds like from their announcements that the product is going well initially. And we have no reason to believe that they won’t meet the requirements of the - on the purchase orders and or that we won’t be able to sign the agreement, et cetera.

So, you know, we think that that is going to be the order of magnitude for the contract. Obviously from our perspective, you always run the risk of being able to manufacture and meet that kind of demand. We’ve been doing - WNC has been doing a spectacular job so far at doing that but, you know, Qualcomm chips are in short supply and so forth. So that, you know, that is the perhaps the downside risk, you know, of these contracts.

Kevin Dedee:	And Dave could you comment on their exclusivity?

David Morash:	We have - we are dealing with Tata on this product exclusively. They are - they however have a second supplier who has always been their supplier, which is LG. So they have two sources.

But you know, our understanding is that our product is rolling out into their system extremely well and we believe that we will be able to compete very effectively with LG and their product. They basically did side by side testing of our product versus theirs and we came out on top on that. So we think we are in very good shape with that.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

There isn’t anything - on the BellSouth there isn’t anything specific in the contract that says that we are exclusive. But my understanding is that we are basically exclusively although obviously they have the ability to buy from others. But my understanding is that we are supplying if not all certainly the lion’s share of the product.

And TeleCard I think we’re as far as I know we’re the only supplier.

Kevin Dedee:	On your arrangement with Panda, do you still have the flexibility to take GSM product and manufacturer it yourself if you chose to do so?

David Morash:	Yeah it is basically not - is not exclusive on either party.

Kevin Dedee:	And with regard to liquidity and funding, working capital for (apsa), I understand you are looking at the equity market longer-term. But how - how do you manage working capital needs short term?

David Morash:	We are doing pretty well. I would say that we would probably go in and do perhaps another million or two in the third quarter depending on our needs and requirements. But we’ve had some very good discussions at this point and I don’t see any problem with meeting our third quarter working capital requirements.

And basically I see those as being relatively minimal. It is definitely less than the second quarter, perhaps even break even. But that’s speculation at this point. And then fourth quarter looks positive. So, you know, we’re kind of right on the border line if you will.

Kevin Dedee:	Got it. Congrats on the results and thanks for taking my questions.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

David Morash:	Okay thank you.

Operator:	Your next question comes from Greg Hillman With First Wilshire Security.

Greg Hillman:	Good morning gentlemen.

David Morash:	Good morning.

Greg Hillman:	Number one on Wistrom and NeWeb, the lines there, what is the utilization. The number of shifts, you know, the utilization per shift. And can you talk about your quality control people over there?

David Morash:	Yeah, it’s easier to call them WNC I find.

Greg Hillman:	Okay.

David Morash:	We’re -they basically put in three new lines and they are basically running pretty much full out on 24 hours a day, two shifts.

Greg Hillman:	Okay.

David Morash:	So, you know, and we have quality control people from our Korea R&D office that spent time there with them. And we are very, very pleased with their quality control and their ability to get out a very high quality reliable product.

Greg Hillman:	Okay, and you mentioned a shortage of Qualcomm chips. Is that going to affect you at all?

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

David Morash:	Qualcomm has been in back order for the past year. And, you know, they’ve been very helpful over the last quarter as we’ve had this dramatic ramp. We would love to see a little bit better visibility as to their supply. But beyond that we have not had a problem to date.

Greg Hillman:	So they are trying to nourish you and give you like a preferential allocation because they want you to be successful.

David Morash:	I can’t speak for them as to whether it’s a preferential allocation or not. But they - what I will say is that they have been very helpful in addressing us and meeting our needs. And obviously they are a shareholder as well. So they have some economic value in that.

Greg Hillman:	Okay. And number two, in the Tata, is that a - Tata Teleservices, is that a public company in and of itself, or is it just part of that big conglomerate.

David Morash:	It’s part of the big conglomerate in that my understanding is that they just did - the related company just did an equity offering a billion two fifty and has done a couple of debt financings for another couple of billion dollars. So one of the big developments in this marketplace is that the - is that the telecom providers have now have access to capital.

So whereas a couple of years ago I - when the - in the downturn of the telecom market I doubt that many of these players could have financed themselves, you can see where for instance Tata, which is a very successful large conglomerate in India has been very successful at raising a very substantial amount of money.

Greg Hillman:	Okay I just want to be clear that you said Tata the parent company raised $1.2 billion or Tata Teleservices raised an equity offering?

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

David Morash:	It is I think a finance arm of - but it’s going into Tata Teleservices.

Greg Hillman:	And it was an equity offering?

David Morash:	It was an equity offering. It was by a different name. And honestly I’m not that familiar with the group. But my understanding is that the money was being used for the teleservices.

Greg Hillman:	Okay I can call you to follow up on that. And just one final thing David. Could you comment on the 250 megahertz thing in Eastern Europe, you know, what’s happening with that, you know, customers, traction, government regulation locally — stuff like that?

David Morash:	It’s 450. The 450 megahertz is - really has a lot of traction. And a lot of it is into Eastern Europe. We have a very good working relationship with Ericsson and we are working with them on some opportunities. And as well as Lucent. And so we are seeing that marketplace growing rapidly. The introduction that we’ve got at this stage is the 1X, which is voice. But we’ll also be doing EV-DO data going into this area as well.

So there is a - the 450 has a - 450 megahertz has excellent application to areas that are not quite as densely populated. It covers a much broader geographic area. And so is - and also that spectrum is very underutilized. It used to be used in the states for pagers and so forth. And so, you know, what we’ll see is a much better opportunity. Or what they will see is a much better opportunity of reaching a larger number of customers with the same base station.

AXESSTEL

Moderator: David Morash

08-05-04/12:00 pm CT

Confirmation #9197908

So we think that this is a very exciting opportunity. We think that we are aggressively pursuing a number of opportunities. And I would hope that we would sign something you know, this year.

Greg Hillman:	Okay. So you figure it could affect you in ‘05?

David Morash:	Correct, although we might have some sales in ‘04.

Greg Hillman:	Okay, thanks very much David.

Operator:	Your next question comes from Vijay Raj with Innotech.

Vijay Raj:	Hi. Congratulations on the good performance.

David Morash:	Thank you.

Vijay Raj:	Just trying to see which questions have been answered and which are to be. Can you quantify what the American market will be on the economic surface?

David Morash:	Yeah honestly from our perspective we really have not focused in on the American voice market. It is - the fixed wireless is you know, primarily people like Western Wireless and so forth. Really the main area is data. And you know, you’ve got people like Novatel Wireless and so forth that are rolling out PCI-MCA cards into individual computers.

And, you know, but you’ve got two major players that are rolling out data into the United States. One is Verizon and the other is Sprint. It’s interesting they are rolling it out on a city by city basis. And it just so happens that the first city that - the first major city they are rolling it out in is San Diego. And so -and they are looking at, you know, 500,000 subscribers in - for EV-DO in the near future.

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Moderator: David Morash

08-05-04/12:00 pm CT

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But it’s a brand new product and it’s basically competing against DSL, but also there are a lot of areas in the United States that aren’t covered by DSL et cetera, and this is a very cost effective way of covering those areas where you don’t have - you know, you don’t have installed cable, just like you don’t have installed lines, you know, telephone lines. This is an effective way of doing it.

Vijay Raj:	Yes. In - the thing about the US wire line replacement market is that most people seem to use wire line for data access. If you have - if you are providing it through FWT, can select carriers (unintelligible) say within $50 per month basis unlimited access using FWT?

David Morash:	Can they get it within $50 a month?

Vijay Raj:	I think AT&T is also doing a rollout in San Diego.

David Morash:	Yeah, I would - I think there is no reason - I mean right now they are at $79 all you can eat.

Vijay Raj:	Yes.

David Morash:	And I think, you know, it’s a matter of how they choose to compete. But I think they can certainly bring that down. That’s kind of an initial - that’s an initial rollout rate and so forth. But that’s for mobility. But also if you think about it, as you say, it has a great application - data has a great application on the fixed side. And that’s the market that we’re looking at.

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Moderator: David Morash

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And, you know, clearly, you know, with EV-DO you’ve got up to 2 meg speed so you have, you know, really high speed streaming video and so forth. So, you know, we think it gives us a very interesting opportunity back into the United Sates. But it’s not in the forecast at this point in terms of the numbers.

Vijay Raj:	Okay. And now I know LD is having - I have heard that LD is having a fairly tough time maintaining margins for selling (unintelligible).

David Morash:	For selling what, I’m sorry?

Vijay Raj:	For selling FWDs into India. Because they are the main supplier for Reliance and they are also supplying to Tata.

David Morash:	We’re hopeful that they have a lot of problems but, you know, we think that, you know, while it is certainly a competitive marketplace, we think that we can make money on it and that it can do the kinds of things that I talked about which is giving us the volume necessary to bring our bill of materials down.

Vijay Raj:	Now the - the CDMA license seems to be a big factor in people competing in India. What precipitated the cost of the phone in the CDMA license?

David Morash:	It’s not so much the license as it is the chips and the price of the chips. But it is a very substantial price of the phone. I, you know, I can’t tell you exactly but it’s…

Yeah, probably I don’t know, a third of it or something like that. But it’s between the chips and the license and everything else.

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Moderator: David Morash

08-05-04/12:00 pm CT

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Vijay Raj:	What are the total number of shares outstanding and what are you - if you do the secondary offerings what do you see as the total number of shares outstanding, one now and then at the end of the year?

David Morash:	Total outstanding shares right now are 9.2 million and fully diluted are 17 million. We’re not sure of the offering size but - and obviously the offering size will have the -the selling price will have some effect on that as well. So we haven’t really determined, you know, kind of the size of the offering. But it will be commensurate with our capital.

Vijay Raj:	You said there was a lawsuit with respect to the name. Are there any other lawsuits that the company is involved in?

David Morash:	No.

Vijay Raj:	And could you give an idea of what the market for GSM, CDMA and EV-DO?

David Morash:	I’m sorry you cut out on that. And EV-DO?

Vijay Raj:	Yeah, the three.

David Morash:	Yeah EV-DO is a CDMA technology. But GSM and CDMA are worldwide are roughly - probably roughly the same size when calculate actual people that are using it. I - quite honestly the specifics of the numbers and so forth it probably would be easier to get on Qualcomm’s Web site. But, you know, hundreds of millions of people/

Vijay Raj:	Now on the FWT market could you predict it on like a one year from now, three years from now basis?

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Moderator: David Morash

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David Morash:	We really haven’t gone into that. In terms of the overall market there is very little information that’s available on the fixed wireless market.

Vijay Raj:	Do you see Latin America continuing strong demand for the next few years?

David Morash:	Yes, absolutely.

Vijay Raj:	After Brazil coming into the market?

David Morash:	Brazil is in the market. And, you know, that is certainly an area where as I mentioned we are targeting BRIC. And one of the - the B of BRIC is Brazil. And we think that is a very interesting market for us.

Vijay Raj:	And (unintelligible) you are hoping that you will be selling in eastern Europe and (unintelligible).

David Morash:	Correct.

Vijay Raj:	It looks like a really exciting growth story and I’d like to wish you luck. And thank you for taking the time to answer questions.

David Morash:	Thank you.

Operator:	Again if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from Curtis Leahy with Grant Bettingen.

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Moderator: David Morash

08-05-04/12:00 pm CT

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Curtis Leahy:	First of gentlemen I want to wish you congratulations on a great first half of the year.

David Morash:	Great, thank you.

Curtis Leahy:	And you put together a very strong team. It looks like you’ve made some very tremendous strides here.

Pursuant to the guidance that you were able to provide, it does not sound like you’ve included any upside guidance with regards to EV-DO for the second half of the year. Is that correct, as far as just on the revenue projections that you’ve (unintelligible)?

David Morash:	That’s correct.

Curtis Leahy:	And you are looking to have that introduced some time in ‘04 or are you looking more for the very first introduction of EV-DO product in ‘05?

David Morash:	No, it will come out in the fourth quarter - beginning of the fourth quarter.

Curtis Leahy:	Okay. And then maybe sometime in ‘05 we’ll be able to get a little guidance on what you think the ramp might look like on that over the next year or two.

David Morash:	Yeah I mean hopefully we’ll have some better visibility when we do this call in the next quarter.

Curtis Leahy:	Fantastic. Again congratulations everyone.

David Morash:	Thanks

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Moderator: David Morash

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Operator:	You have a follow up question from Kevin Dedee with Merriman.

Kevin Dedee;	Thanks Dave for taking this. Could you just comment on gross margins, what your target margin would be and what revenue level you’d need to get there and where you think margin might be in fourth quarter?

David Morash:	I would say that the target margin for longer term is basically about 25%. In order to get there we’re going to need to have - we’re going to need to do a couple of things. We are going to need to obviously introduce new higher margin product but also get more sales to others that - where we can get higher margins and basically balance the Tata agreement out with other - with other contracts, which we think we can do in the not too distant future.

And then beyond that it’s a matter of driving down our manufacturing costs and our bill of materials. In terms of that we’ve had some very interesting discussions with some international distributors and others and directly with suppliers. We really haven’t had a chance yet to even establish kind of moving all of the supply chain from Korea to Taiwan and getting second suppliers and so forth.

And then beyond that we think it’s absolutely essentially that we move to mainland China or elsewhere where, you know, where the labor rates are, you know, 60 cents versus $5 or whatever.

Kevin Dedee:	And can you just give us a roadmap on how you see that progressing for the balance of the year?

David Morash:	Honestly a lot of it relates to product mix and kind of what the assumptions are relative to who we are selling to. Obviously the more new customers we get the better - at this stage of the game the better the margins.

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Moderator: David Morash

08-05-04/12:00 pm CT

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So it’s really hard for me to do that other than to say that I would see the fourth quarter, you know, that there would be continued pressure in the third quarter and that the fourth quarter would improve from the third quarter as we are able to affect the strategy.

The second quarter really was spent just ramping up as fast as we could and getting suppliers to supply us and so forth. We’re now focusing more on the manufacturing costs and driving the costs down. So, you know, but it takes a couple months to - even once you’ve got an agreement it takes a couple months to flow through.

I mean typically what happens is you sit down with somebody and you say we’re buying a thousand units a month, but we like the price for 100,000 or 200,000 units a month. And they say fine, you know, call us back when you’re doing 200,000 units a month. So now we’re, you know, 100,000 or whatever. So now we are doing the larger volume. So now we can go back and renegotiate and keep forcing the price down.

But then of course, you know, it takes a while to flow through the supply chain. So that is the kind of process that we’ll be going through through the remainder of this year and into, you know, into early next year.

Kevin Dedee:	Would you mind elaborating a little bit on the R in BRIC? Who would your CDMA base operator be there?

David Morash:	Honestly in Russia I, you know, the ones that - you know, it’s kind of - certainly eastern Europe is - Russia is certainly rolling it out as well as the rest of eastern Europe. But quite honestly I could not tell you who the specific carrier might be in Russia. But I can, you know, we can certainly take a look at that.

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Moderator: David Morash

08-05-04/12:00 pm CT

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But, you know, we are working with both - we are working very closely with Lucent and Ericsson on that area. You know, Lucent has been a big mover in this area and so has Ericsson. And we are - and in fact they have actually purchased a few of our phones to try and start seeing how well it works with their network and so forth.

So I think it’s in the formative stages. We’ll do it in conjunction probably with one of the infrastructure vendors. But this is, you know, on the 450 side.

Kevin Dedee:	Got you. Okay Dave. Thank you.

David Morash:	Yep.

Operator:	Your next question comes from a follow up from Greg Hillman with First Wilshire Security.

Greg Hillman:	Yes Dave, just a couple questions about potential dilution or the overhang. Just real quick on the Nikko thing. They have - when do their warrants expire? When is the actual date?

David Morash:	It is January 7 I believe.

Greg Hillman:	January 7, 2005?

David Morash:	2005.

Greg Hillman:	Okay that’s for - and you’re not going to extend those?

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Moderator: David Morash

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David Morash:	We have no plans to extend them unless they pay us a lot of money. No, I’m joking.

Greg Hillman:	And then their initial they bought 500,000 shares to 2 and their warrants are a 1?

David Morash:	Correct.

Greg Hillman:	And then in terms of like there is a former Vice Chairman Yukie and one other person. What is the status of their shares? Is it 144 stock and when does that become unlogged, you know, their shares.

David Morash:	Um, Yukie has warrants. They are presently locked into the beginning of January. And there was a one-year lock from the date of that financing. And we are in the process of trying to both create those shares and register them and so forth. And so I would say that, you know, it’s probably, you know, I would say that the - that right now that they are not available until January.

Greg Hillman:	Okay then how many shares does he have? There was like Yukie and one another person, maybe a Japanese person/

David Morash:	Yukie had 1.2 million warrants and actually the other person that has warrants is Mike Kwon for a similar amount. There were options granted to each of the employees so for instance one of the other Chief Marketing Officer left with Yukie and he has a number of options.

But, you know, we are also in the process of - as part of this whole process we are in the process of registering the employee options that have not previously been registered. So they could not have been exercised - or they could have

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Moderator: David Morash

08-05-04/12:00 pm CT

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been exercised but they couldn’t be sold. And so that’s, you know, that’s a number of the - that’s a large portion of the load between the 9 million and the 17 or 18 million.

Greg Hillman:	But you say Yukie and Mike both have 1.2 million warrants. And how many options do they have?

David Morash:	It was part of a - it would have been part of the filing. I don’t know exactly. But I don’t think Yukie has any options, you know, a small amount. And Mike has, you know, a fairly - has about I don’t know 600,000 or so, something like that.

Greg Hillman:	And they options are - and what price are the warrants at for both those guys and what price are the options at?

David Morash:	Most of the warrants and options have been given out sub $1. And, you know, with the exception of ones more recently like mine.

Greg Hillman:	Okay and then, I might have to follow up on that. But moving on to WNC, are they - do they need to sell anything or are they cool right now?

David Morash:	They have exercised their warrants and they are, you know, they are restricted under 144 but, you know, whether they are interested in selling or not, you know, I mean obviously everything is at a price I’m sure.

Greg Hillman:	Right now you don’t know of any of their plans to sell?

David Morash:	You know I really can’t comment on that.

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Moderator: David Morash

08-05-04/12:00 pm CT

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Greg Hillman:	Okay and then before the secondary, I mean I think Qualcomm was supposed to make an investment of $5 million. Is that still going to happen before the secondary or are you going to try to roll that into the secondary in Q4?

David Morash:	It was - I only mentioned that they were- we were in discussions with them and nothing has really happened on that at this point.

Greg Hillman:	Okay do you expect that to happen before or?

David Morash:	Honestly it may or may not. It’s a large corporation and, you know, they - it’s their decision in terms of what they are or are not going to do.

Greg Hillman:	Okay, that’s fine. Thanks very much.

Operator:	At this time there are no further questions. Are there any closing remarks?

David Morash:	I’d just like to say thank you for all of you who have been on this second call. It’s a very exciting time for us. We are very pleased with the results of the second quarter and very anxious and expectant about what our opportunity is going forward. And we hope we’ve imparted some of that excitement to he rest of you and appreciate that you’ve called in and appreciate your interest on the - your interest on Axesstel.

So thank you very much.

Operator:	This concludes today’s CCG conference call. You may now disconnect.

END